EXHIBIT 5.1

David B. Dean

(612) 340-8916

ddean@riderlaw.com

October 2, 2006

Board of Directors CapSource Financial, Inc. 2305 Canyon Boulevard, Suite 103 Boulder, CO 80302
Re:	CapSource Financial, Inc.

Our File No.: 8739/120

Gentlemen:

We have acted as counsel to CapSource Financial, Inc., a Colorado corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 18,169,265 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Company's Registration Statement on Form SB-2 (the “Registration Statement”) relating to the Common Stock, dated today and proposed to be filed with the Securities and Exchange Commission, (b) the Articles of Incorporation, as amended, and Bylaws, as amended, of the Company; and (c) Resolutions of the Board of Directors of the Company.

In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or certified such additional facts as we deem necessary or appropriate for purposes of this opinion. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized, and, when the Registration Statement becomes effective under the Act, and the Common Stock has been issued by the Company and paid for as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinion is provided solely for the benefit of the addressee hereof and is not to be relied upon by another person or party. Nevertheless, we hereby consent to use of this opinion and to all references to our firm in or made part of the Registration Statement and any amendments thereto.

Very truly yours,

RIDER BENNETT, LLP

By /s/ David B. Dean

DBD/dlk